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                                                                    EXHIBIT 99.1

         INTERPORE CROSS ANNOUNCES COMPLETION OF AMERICAN OSTEOMEDIX
                                  ACQUISITION

IRVINE, CA (July 10, 2001) .... Interpore Cross International (Nasdaq NM: BONZ)
announced today that it has completed its previously announced acquisition of American Osteomedix Corporation ("AOM"), a privately held developer and manufacturer of minimally invasive medical devices. The AOM-CDO System, introduced in mid-2000, is a controlled delivery system designed to enhance the efficiency and safety of percutaneous surgery for the placement of materials into the bony structures of the body.

The transaction has been accounted for as a purchase, and AOM has become a wholly-owned subsidiary of Interpore Cross. The purchase price for all of the outstanding stock and options of AOM was approximately $8 million in cash and approximately 2.4 million shares of Interpore Cross common stock. Interpore Cross has also agreed to pay up to $5 million in additional cash consideration over the next five years if certain sales goals are met.

According to the Company, the integration of AOM is already underway, and they are encouraged by the resulting depth and breadth of the combined company's sales, distribution and operational capabilities. The company's product suite of orthopedic devices and materials offers a significant opportunity to create new markets in a variety of surgical applications.

About Interpore Cross International

Interpore Cross International (www.interpore.com) is a medical device company
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that designs, manufactures and markets spinal implant devices and orthobiologic products on a worldwide basis. The spinal products are used to treat degenerative conditions, deformities and trauma of the spine. The orthobiologic products are used for bone and soft tissue repair in orthopedic and other applications.
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INTERPORE CROSS ANNOUNCES COMPLETION OF
AMERICAN OSTEOMEDIX ACQUISITION
Page 2-2-2



This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include but are not limited to statements that relate to the Company's synergies in sales, distribution and operations, profitability and growth, demand for its products or services, growth in the markets it serves or any other statements that relate to the intent, belief, plans or expectations of Interpore Cross or its management, or that are not a statement of historical
fact.   Any forward-looking statements in this news release are based on current expectations and beliefs and are subject to numerous risks and uncertainties that could cause actual results to differ materially. Other factors that could cause Interpore Cross' actual results to differ materially are discussed in the Company's recent filings with the Securities and Exchange Commission. Interpore Cross disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

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